TABLE OF CONTENTS

ELECTION OF DIRECTORS
AUDIT RELATED MATTERS
OTHER BUSINESS
OWNERSHIP OF DURA COMMON STOCK
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
ADDITIONAL INFORMATION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Dura Automotive Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dura Automotive Systems, Inc.

2791 Research Drive
Rochester Hills, MI 48309

April 10, 2002

To Our Stockholders:

      You are cordially invited to attend Dura Automotive Systems, Inc.’s (“Dura”) Annual Meeting of Stockholders which will be held on May 21, 2002, at 1:00 p.m. local time, at Dura’s operating headquarters, 2791 Research Drive, in Rochester Hills, Michigan.

      The official Notice of Meeting, Proxy Statement and Proxy are included with this letter. The proposals listed in the Notice of Meeting are more fully described in the Proxy Statement.

      Whether or not you plan to attend the Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

Sincerely,

/s/ Scott D. Rued

SCOTT D. RUED
Chairman of the Board

DURA AUTOMOTIVE SYSTEMS, INC.

NOTICE OF

2002 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. local time, May 21, 2002.

PLACE:	Dura Automotive Systems, Inc. 2791 Research Drive Rochester Hills, Michigan 48309

PROPOSALS:	(1) Election of directors; and to transact any other proper business.

RECORD DATE:	Only holders of record at the close of business on March 27, 2002 are entitled to notice of and to vote on all proposals presented at the meeting and at any adjournments or postponements thereof. A list of such holders will be available prior to the meeting at Dura’s corporate office for examination by any such holder for any purpose germane to the meeting.

By Order of the Board of Directors,

/s/ David Bovee
DAVID BOVEE
Assistant Secretary

                          Dated: April 10, 2002

YOUR VOTE IS IMPORTANT!

To vote your shares, please complete, sign, date and mail the enclosed proxy card.

Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, MI 48309

PROXY STATEMENT

2002 ANNUAL MEETING OF STOCKHOLDERS
May 21, 2002

       This Proxy Statement and accompanying Proxy are being furnished to the holders of Class A common stock, par value $.01 per share, (the “Class A Stock”) and Class B common stock, par value $.01 per share, (the “Class B Stock” and collectively with the Class A Stock, the “Common Stock”) of Dura Automotive Systems, Inc. (“Dura” or the “Company”) in connection with the solicitation of Proxies on behalf of the Board of Directors of Dura (the “Board of Directors”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 21, 2002, at 1:00 p.m. local time, at Dura’s operating headquarters, 2791 Research Drive, in Rochester Hills, Michigan, and at any adjournments and postponements thereof. These Proxy materials are being mailed on or about April 10, 2002 to holders of record on March 27, 2002 of the Common Stock.

      When you sign and return the enclosed Proxy and if no direction is indicated, such proxy will be voted FOR the slate of directors described herein, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the Proxy holders.

      Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your Proxy at any time before it is voted by written notice to the Secretary of Dura prior to the Annual Meeting or by submission of a later-dated Proxy or by the withdrawal of your Proxy and voting in person at the Annual Meeting.

      On March 27, 2002, there were 15,544,792 shares of Class A Stock and 2,451,540 shares of Class B Stock outstanding. Dura’s Class A Stock and Class B Stock are substantially identical except with respect to voting power and conversion rights. The Class A Stock is entitled to one vote per share and the Class B Stock is entitled to ten votes per share. The Class B Stock is convertible at the option of the holder, and mandatorily convertible upon the transfer thereof (except to affiliates) and upon the occurrence of certain other events, into Class A Stock on a share-for-share basis. The Class A Stock and Class B Stock will generally vote together as a single class on all matters submitted to a vote of stockholders. The presence in person or by Proxy of 51% of such votes shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved. Votes cast at the meeting or submitted by Proxy will be counted by inspectors of the meeting who will be appointed by the Company.

ELECTION OF DIRECTORS

      The Board of Directors is currently comprised of nine members. Two of the Company’s former directors (Messr. Jorgensen and Orscheln) resigned their positions as of February, 2002. The Board has established by resolution that the board of directors of Dura will consist of nine members, and has nominated and recommends the election of each of the nine nominees set forth below as a director of Dura to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of the nominees are incumbent directors of Dura, previously elected by Dura’s stockholders, except for Mr. Rued, who was elected by the Board to become a member of the Board on April 4, 2002 to fill an existing vacancy and thereafter elected Chairman of the Board on the same date. The Board of Directors expects all nominees named below to be available for election. If any nominee is not available, the Proxy holders may vote for a substitute unless the Board of Directors reduces the number of directors.

      Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by Proxy. Accordingly, the nine individuals who receive the greatest number of votes cast by stockholders would be elected as directors of Dura. There is no right to cumulative voting as to any matter, including the election of directors.

      The Board of Directors recommends a vote “FOR” the election of the nominees to the Board of Directors.

      The following sets forth information as to each nominee for election at the Annual Meeting, including age as of March 27, 2002, principal occupation and employment for a minimum of the past five years, directorships in other publicly held companies and period of service as a director of Dura.

      Scott D. Rued, 45, has served as Chairman and a Director of Dura since April 4, 2002 and as Vice President of Dura since November 1990. Mr. Rued, a stockholder of J2R Corporation (“J2R”), has also served as President and Chief Executive Officer of Hidden Creek Industries (“Hidden Creek”), a private industrial management company based in Minneapolis, Minnesota, which has provided certain management and other services to Dura, since May 2001. From January 1994 through April 2001, Mr. Rued served as Executive Vice President and Chief Financial Officer of Hidden Creek and from June 1989 through 1993 he served as Vice President-Finance and Corporate Development. Mr. Rued has served as a Vice President and a director of Tower Automotive, Inc. (“Tower”), a manufacturer of engineered metal stampings and assemblies for the automotive industry, since April 1993. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from April 1990 until its sale to Lear Corporation in August 1995. Mr. Rued is also a director of The Rottlund Company, Inc., a corporation engaged in the development and sale of residential real estate, and J.L. French Automotive Castings, Inc. (“J.L. French”), a manufacturer of aluminum die cast components and assemblies for the automotive industry.

      Karl F. Storrie, 64, has served as President, Chief Executive Officer and a Director of Dura since 1991. Prior to joining Dura and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps, and J.L. French.

      Robert E. Brooker, Jr., 64, has served as a Director of Dura since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation. Mr. Brooker is also a director of Full Circle Investments, a private investment company.

      Jack K. Edwards, 57, has served as a Director of Dura since December 1996. Mr. Edwards joined Cummins Engine Co., Inc. in 1972 and has served as Executive Vice President and Group President — Power Generation and International since March 1996. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.

      James O. Futterknecht, Jr., 55, has served as a Director of Dura since May 1999. Mr. Futterknecht joined Excel Industries, Inc. (“Excel”) in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as an Excel director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer and served those offices until Dura acquired Excel in March 1999. Mr. Futterknecht is currently Senior Principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York private equity firm.

      S.A. (Tony) Johnson, 61, has served as a Director of Dura since November 1990 and as its Chairman from November 1990 to April 2002. Mr. Johnson is the founder of Hidden Creek and the President of J2R. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., from May 1990 to August 1995. Mr. Johnson is also Chairman and a director of Tower and J.L. French.

      J. Richard Jones, 59, has served as a Director of Dura since May 1998. Prior to the acquisition of Trident Automotive plc (“Trident”) in April 1998, Mr. Jones served as Group President and Chief Executive Officer of Trident’s predecessor from June 1992 until December 1997 and as Chairman, Chief Executive Officer and Director of Trident from December 1997 until April 1998.

      Eric J. Rosen, 41, has served as a Director of Dura since January 1995. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex Corporation, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989.

      Ralph R. Whitney, Jr., 66, has served as a Director of Dura since May 1999. Mr. Whitney was a director of Excel from 1983 to March 1999 and was Chairman of the Board from 1983 to 1985. Mr. Whitney is currently the Chairman of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York private equity firm, and has been a principal since 1971. Mr. Whitney is also a director of Relm Communications, Inc., First Technology plc., IFR Systems, Inc. and Baldwin Technologies, Inc.

      There are no family relationships between any of the directors or any of Dura’s executive officers.

Board and Committee Meetings

      The Board of Directors held five meetings (exclusive of committee meetings) during the preceding fiscal year. During 2001, each director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served. The Board of Directors has established the following committees, the functions and current members of which are noted below.

      Executive Committee. The Executive Committee of the Board of Directors consists of Scott D. Rued (Chairman), S.A. Johnson, Eric J. Rosen and Karl F. Storrie. The Executive Committee has all the power and authority vesting in or retained by the Board of Directors and may exercise such power and authority in such manner as it shall deem for the best interest of Dura in all cases in which specific direction shall not have been given by the Board of Directors and subject to any specific limitations imposed by law or a resolution of the Board of Directors. The Executive Committee met one time during the preceding fiscal year.

      Compensation Committee. The Compensation Committee of the Board of Directors consists of Robert E. Brooker, Jr. (Chairman), Jack K. Edwards and J. Richard Jones. During the last fiscal year, the Compensation Committee made recommendations to the Board of Directors with respect to salaries, compensation and benefits of directors and executive officers of Dura, including the grant of options under the 1998 Stock Incentive Plan (the “1998 Plan”). The Compensation Committee met four times during the preceding fiscal year.

      Nominating Committee. Dura does not have a nominating committee.

      Audit Committee. The Audit Committee of the Board of Directors consists of James O. Futterknecht, Jr. (Chairman), Eric J. Rosen and Ralph R. Whitney, Jr. The Audit Committee is responsible for reviewing as it shall deem appropriate, and recommending to the Board of Directors, internal accounting and financial controls for Dura and accounting principles and auditing practices and procedures to be employed in the preparation and review of Dura’s financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of Dura. The Audit Committee met six times during the preceding fiscal year.

      Effective May 25, 2000, the Company’s Board of Directors adopted a written charter with respect to the roles and responsibilities of the Audit Committee, which has been filed with the Securities and Exchange

Commission. The Audit Committee has reviewed, discussed and reassessed the adequacy of the Company’s written charter, and has determined that the existing charter is adequate and in full compliance with applicable rules and requirements. The Audit Committee has certified to the Company’s Board of Directors that it has satisfied its responsibilities as set forth in the Company’s written charter.

Audit Committee Report

      The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that Dura specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      On February 19, 2002, the Audit Committee submitted to the Board the following report:

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2001.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Dura’s internal controls. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Audit Committee:
James O. Futterknecht, Jr. (Chairman)
Eric J. Rosen
Ralph R. Whitney, Jr.

Compensation of Directors

      For service in 2001, directors who are not employees of Dura or any of its affiliates (“Outside Directors”) each received an annual retainer of $75,000. All or a portion of the retainer, but not less than 25%, may be deferred under the Dura Automotive Systems, Inc. Director Deferred Stock Purchase Plan. Deferred amounts are payable only in shares of the Company’s Class A Stock. Outside Directors were not paid for attendance at Board or committee meetings, but were reimbursed for out-of-pocket expenses incurred to attend such meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Dura’s officers, directors and persons who beneficially own more than ten percent of a registered class of Dura’s equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish Dura with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of such forms furnished to Dura, or written representations that no Form 5 filings were required, Dura believes that during the period from January 1, 2001 through December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 4 with respect to a sale of Company stock for Jurgen von Heyden, Vice President of Dura, was one month after the applicable due date.

AUDIT RELATED MATTERS

      The Board has delegated to the Audit Committee the responsibility to work with management to review the qualifications of the major national accounting firms to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2002, to assemble a list of candidate firms, to evaluate their qualifications and to make a recommendation to the full Board. The Board’s selection will be announced as soon as the Company completes its deliberations.

      Arthur Andersen LLP issued unqualified reports on the Company’s consolidated financial statements for each of the years ended 1999, 2000 and 2001 and their reports did not contain modifications as to uncertainty, audit scope or accounting principles.

Audit Fees

      The following table sets forth the aggregate fees billed to Dura for the year ended December 31, 2001, by the Company’s principal accounting firm, Arthur Andersen, LLP:

Audit Fees	$1,592,500

Financial Information Systems Design and Implementation Fees	—

All Other Fees	1,754,000	(a)(b)

	$3,346,500

(a)	Includes fees for tax consulting, permitted internal auditing outsourcing, statutory filings and other non-audit services.

(b)	The Audit Committee has considered whether the provision of services described above under “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of Arthur Andersen LLP.

OTHER BUSINESS

      At the date of this Proxy Statement, Dura has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly be brought before the Annual Meeting and any adjournments or postponements thereof, the Proxies will be voted in the discretion of the Proxy holders.

OWNERSHIP OF DURA COMMON STOCK

      Unless otherwise noted, the following table sets forth certain information regarding ownership of the Common Stock as of March 27, 2002 by (i) the beneficial owners of more than 5% of the Common Stock of Dura, (ii) each director, director nominee and named executive officer of Dura and (iii) all directors and executive officers of Dura as a group. To the knowledge of Dura, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Beneficial Ownership

	Class A Stock		Class B Stock

Directors, Officers	Number	Percent	Number	Percent
and 5% Stockholders	of Shares	of Class	of Shares	of Class

ONEX DHC LLC(1)(2)	30,000	*	2,451,540	100.0%

Alkin Co.(2)(3)	—	—	705,390	28.8%

J2R Corporation(2)(6)	—	—	178,211	7.3%

Scott D. Rued(2)(4)	23,250	*	178,211	7.3%

Karl F. Storrie(2)(5)	300,225	1.9%	55,531	2.3%

David R. Bovee(2)	97,566	*	26,308	1.1%

S.A. Johnson(2)(6)	97,500	*	187,879	7.7%

John J. Knappenberger	99,348	*	—	—

Milton D. Kniss(2)	85,029	*	8,961	*

Michael C. Paquette	54,157	*	—	—

Robert A. Pickering	49,270	*	—	—

Jurgen von Heyden	12,500	*	—	—

Robert E. Brooker, Jr.	50,818	*	—	—

Jack K. Edwards	20,728	*	—	—

James O. Futterknecht, Jr.	27,706	*	—	—

J. Richard Jones	58,421	*	—	—

Eric J. Rosen(1)(2)	35,000	*	2,451,540	100.0%

Ralph R. Whitney, Jr.	28,221	*	—	—

State of Wisconsin Investment Board(7)	2,365,900	15.2%	—	—

Dimensional Fund Advisors(8)	1,180,939	7.6%	—	—

Strong Capital Management, Inc.(9)	913,215	5.9%	—	—

Barclays Global Fund Advisors(10)	899,115	5.8%	—	—

US Bancorp(11)	835,433	5.4%	—	—

All Directors and Officers as a group (15 persons)	1,009,739	6.1%	2,451,540	100.0%

*	Less than one percent.

(1)	Reflects shares of Common Stock held by Onex DHC LLC, which has shared voting power over 2,451,540 shares of Common Stock (see footnote (2)) and sole dispositive power over 30,000 shares of Class A Stock and 1,394,913 shares of Class B Stock. Mr. Rosen, a Director of the Company, is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of Common Stock owned by Onex DHC LLC. Onex DHC LLC and Onex Investment Corp. are both wholly owned subsidiaries of Onex Corporation. The address for Onex DHC LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40th Floor, New York, New York 10019.

(2)	Onex, Alkin Co. J2R, Messrs. Rued, Storrie, Bovee, Johnson, Kniss and Rosen and certain of the Company’s other existing stockholders have entered into agreements pursuant to which such stockholders agreed to vote their shares of Common Stock in the same manner as Onex votes its shares on all matters presented to the Company’s stockholders for a vote and, to the extent permitted by law, granted to Onex a proxy to effectuate such agreement. As a result, Onex has voting control of approximately 61.3% of the Common Stock.

(3)	Includes 14,420 shares issuable upon the exercise of currently exercisable options issued to Alkin Co. in connection with the Company’s acquisition of the automotive parking brake cable and lever business and light duty cable business from Alkin. The address for Alkin Co. is 2000 U.S. Highway 63 South, Moberly, Missouri 65270.

(4)	Includes 178,211 Class B shares owned by J2R, of which Mr. Rued is a stockholder and 23,250 currently exercisable options to acquire Class A shares. Mr. Rued disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Rued is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(5)	Includes 1,400 Class A shares owned by Mr. Storrie’s wife for which Mr. Storrie disclaims beneficial ownership of such shares, 282,500 currently exercisable options to acquire Class A shares, and 13,325 vested restricted stock units under the Company’s Deferred Income Leadership Stock Purchase Plan.

(6)	Includes 178,211 Class B shares owned by J2R, of which Mr. Johnson is President, 9,668 Class B shares owned by Mr. Johnson and 97,500 currently exercisable options to acquire Class A shares. The address for Mr. Johnson and J2R is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(7)	State of Wisconsin Investment Board reported as of February 15, 2002 sole voting and dispositive power with respect to 2,365,900 shares of Class A Stock, representing 16.1% of the outstanding shares of Class A Stock at that time. The address for State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(8)	Dimensional Fund Advisors reported as of January 30, 2002 sole voting and dispositive power with respect to 1,180,939 shares of Class A Stock, representing 8.5% of the outstanding shares of Class A Stock at that time. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9)	Strong Capital Management, Inc. reported as of February 13, 2002 shared voting power with respect to 885,775 shares of Class A Stock and shared dispositive power with respect to 913, 215 shares of Class A Stock, representing 6.2% of the outstanding shares of Class A Stock at that time. The address for Strong Capital Management, Inc. is 100 Heritage Reserve, Mehomonee Falls, Wisconsin 53051.

(10)	Barclays Global Fund Advisors reported as of February 8, 2002 sole voting power with respect to 870,385 shares of Class A Stock and sole dispositive power with respect to 899,115 shares of Class A Stock, representing 6.1% of the outstanding shares of Class A Stock at that time. The address for Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(11)	U.S. Bancorp reported as of February 8, 2002 sole voting power with respect to 822,548 shares of Class A Stock, sole dispositive power with respect to 659,735 shares of Class A Stock, shared dispositive power with respect to 5,300 shares of Class A Stock, and beneficial ownership of 835,433 shares of Class A Stock, representing 5.7% of the outstanding Class A Stock at that time. The address for U.S. Bancorp is 601 2nd Avenue South, Minneapolis, Minnesota 55402.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth compensation packages for the years ended December 31, 2001, 2000 and 1999 for Dura’s chief executive officer and the four other most highly compensated executive officers (the “Named Executive Officers”).

						Long-Term
		Annual Compensation				Compensation

				Other Annual		Options	All Other
Name and		Salary	Bonus	Compensation		Granted	Compensation
Principal Position	Year	($)(1)	($)(1)(2)	($)		(#)	($)(3)

Karl F. Storrie	2001	$690,000	$—	$118,593	(4)	190,000	$7,988
President and Chief	2000	650,000	—	68,771	(5)	—	7,988
Executive Officer	1999	500,000	600,000	70,298	(6)	140,000	8,047

Milton D. Kniss	2001	353,500	—		(7)	70,000	7,214
Vice President	2000	290,000	—		(7)	—	7,214
	1999	250,000	170,000		(7)	50,000	6,949

Jurgen von Heyden	2001	303,000	—		(7)	70,000	—
Vice President(8)	2000	250,290	615,530 (9)		(7)	—	—
	1999	204,157	429,000		(7)	—	—

Robert A. Pickering	2001	262,500	—		(7)	70,000	7,574
Vice President(8)	2000	250,000	—		(7)	—	7,510
	1999	180,843	225,523		(7)	50,000	5,349

Michael C. Paquette	2001	262,500	—		(7)	50,000	7,988
Vice President(8)	2000	250,000	—		(7)	—	7,574
	1999	168,750	115,000		(7)	50,000	6,224

(1)	Includes amounts deferred by employees under Dura’s 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2)	Represents amounts earned under the Company’s bonus plan but excludes amounts foregone at the election of the Named Executive Officer and payable in shares of Dura’s Class A Stock under the Dura Automotive Systems, Inc. Deferred Income Leadership Stock Purchase Plan.

(3)	The amounts disclosed in this column include amounts contributed by Dura to Dura’s 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by Dura for term life insurance on behalf of the named executive officers.

(4)	Includes $58,958 of personal travel expenses paid by the Company.

(5)	Includes $28,470 of personal travel expenses paid by the Company.

(6)	Includes $37,322 of personal travel expenses paid by the Company.

(7)	Except as otherwise disclosed, none of the perquisites or other benefits paid to each of the Named Executive Officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by such Named Executive Officers.

(8)	Messrs. von Heyden, Pickering and Paquette became employees of Dura in March 1999.

(9)	Special bonus for 2000 based on contracts assumed through acquisition.

Option Grants Table

      The following table shows all grants of options to acquire shares of Dura Class A Stock granted to the Named Executive Officers under the 1998 Plan during the last fiscal year.

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options			of Stock Price Appreciation
	Options	Granted to	Exercise		for Option Term(2)
	Granted	Employees in	Price (Per	Expiration
Name	(#)(1)	Fiscal Year	Share)	Date	5%	10%

K.F. Storrie	140,000	7.0%	$7.50	1/22/11	$660,339	$1,673,430
	50,000	2.5%	9.15	12/13/11	287,719	729,137

M.D. Kniss	50,000	2.5%	7.50	1/22/11	235,835	597,653
	20,000	1.0%	9.15	12/13/11	115,088	291,655

J. von Heyden	50,000	2.5%	7.50	1/22/11	235,835	597,653
	20,000	1.0%	9.15	12/13/11	115,088	291,655

R.A. Pickering	50,000	2.5%	7.50	1/22/11	235,835	597,653
	20,000	1.0%	9.15	12/13/11	115,088	291,655

M.C. Paquette	50,000	2.5%	7.50	1/22/11	235,835	597,653

(1)	These options vest ratably over four years commencing one year from the date of grant, except that the options granted to Mr. Storrie on January 22, 2001 vest ratably over a two year period.

(2)	Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. Actual gains, if any, on stock option exercises depend on future performance of Dura’s Class A Stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

Option Exercises and Year-End Value Table

      During the year ended December 31, 2001, no options were exercised by any Named Executive Officers. The following table shows the aggregate number and value of unexercised options held by each Named Executive Officer as of December 31, 2001.

Aggregated Option Exercises in Last Fiscal

Year and Year-End Option Values

	Number of	Value of Unexercised
	Unexercised	In-the-Money
	Options at Year-	Options Year-
	End(#)	End($)(1)

	Exercisable/	Exercisable/
Name	Unexercisable	Unexercisable

K.F. Storrie	247,500/282,500	$ —/$582,500

M.D. Kniss	75,625/104,375	—/ 212,000

J. von Heyden	—/ 70,000	—/ 212,000

R.A. Pickering	33,800/ 95,000	—/ 212,000

M.C. Paquette	33,800/ 75,000	—/ 175,000

(1)	Values are based on the difference between the closing bid price of Dura’s Class A Stock on December 31, 2001 ($11.00) and the exercise prices of the options.

Key Employee Continuation and Benefit Agreements

      On April 4, 2002, the Board approved Key Employee Continuation & Benefit Agreements (“Benefits Agreements”) dated as of April 4, 2002 between Dura and Messrs. Storrie and Kniss. Dura approved a supplemental executive retirement plan (“SERP”) for its key officers August, 2001 but in February, 2002, made a decision to delay funding the SERP until January, 2003 at the earliest. The Benefits Agreements are intended to provide benefits to Messrs. Storrie and Kniss if they die, become disabled or there is a change in control of the Company during the term of the Benefits Agreement, which is April 4, 2002 through December 31, 2002. In exchange for the Company’s agreement to pay benefits, Messrs. Storrie and Kniss agree to remain full-time active employees during the term of the Benefits Agreement. Benefits are payable only if the officer is employed by Dura on the date of disability, death or change in control.

      If Mr. Storrie becomes disabled or there is a change in control of the Company during the term of the Benefits Agreement, the Company will pay to him annual deferred compensation in an amount equal to 50% of his average annual compensation, as defined, less (a) any benefits that he is eligible to receive under any qualified defined benefit retirement plan of the Company or any other employer, or any non-qualified retirement plan of another employer that supplements benefits payable from that employer’s defined benefit pension plan, (b) 50% of the primary Social Security benefit payable to Mr. Storrie on the date of his employment termination for disability, and (c) any disability benefit paid to Mr. Storrie by the Company or paid under a Company-sponsored disability insurance plan. Payments will be made monthly for Mr. Storrie’s life, with a minimum of 120 monthly payments. If Mr. Storrie dies during the term of the Benefits Agreement or after benefit payments have commenced, the benefit payments in the amount described above will be made to his designated beneficiary.

      If Mr. Kniss becomes disabled or there is a change in control of the Company during the term of the Benefits Agreement, the Company will pay to him annual deferred compensation in an amount equal to 40% of his average annual compensation, as defined, less (a) one quarter of one percent of his average annual compensation for each month that his disability occurs prior to age 62, (b) any benefits that Mr. Kniss is eligible to receive under any qualified defined benefit retirement plan of another employer that supplements benefits payable from that employer’s defined benefit pension plan, (c) 50% of the primary Social Security benefit payable to Mr. Kniss at age 62, and (d) any disability benefit paid to Mr. Kniss by the Company or paid under a Company-sponsored disability insurance plan. The reduction for Social Security benefits does not begin until Mr. Kniss reaches age 62. In addition, if the change in control occurs before Mr. Kniss is age 55, the amount of benefits payable will be adjusted for Mr. Kniss’ age as of the date of the change in control, reduced as if he had attained age 55 and been eligible for early retirement benefits under a defined benefit pension plan. Payments will be made monthly for Mr. Kniss’ life, with a minimum of 120 monthly payments. If Mr. Kniss dies during the term of the Benefits Agreement of after benefit payments have commenced, the benefit payments in the amount described above will be made to his designated beneficiary.

Compensation Committee Interlocks and Insider Participation

      The members of Dura’s Compensation Committee are Robert E. Brooker, Jr., Jack K. Edwards and J. Richard Jones.

Compensation Committee Report on Executive Compensation

      This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that Dura specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The following has been submitted by the Compensation Committee:

     General Executive Officer Compensation Policies

      The Compensation Committee is responsible for developing and recommending Dura’s executive compensation policies to the Board of Directors. The Compensation Committee believes that executive compensation should be related to the value created for Dura’s stockholders. The executive officer compensation program has been designed to attract and retain highly qualified and motivated employees and to reward superior performance.

      The combination of both cash compensation (salary and performance bonus) and equity-based compensation are intended to encourage and reward near-term objectives, such as financial performance, and Dura’s long-term goals, such as continuous improvement in customer and employee satisfaction, and the growth and prosperity of Dura and its stakeholders.

     Salary and Bonus

      In general, the base salaries of Dura’s executive officers are established at levels believed to be at or below market rates. Each year, the Committee reviews compensation data from outside consultants, available survey information and data from companies of comparable size and performance in ascertaining comparable salary rates. Subject to Committee approval, the base salaries are set at or below comparable market rates. To provide performance incentives and to compensate for the below-peer salary rates, Dura provides for annual cash awards that are payable if Dura meets or exceeds certain predetermined goals established and approved by the Board of Directors.

      Dura’s bonus program is comprised of three principal factors. First, the Committee establishes a target for each officer expressed as a percentage of salary. Second, a financial performance factor is determined that creates a minimum performance requirement and recognition of performance related to expectations. Third, a team performance factor relating to progress toward company goals and an individual leadership initiative are established. The bonus is payable only if the minimum financial performance, the team performance and the individual leadership initiative are achieved.

      Currently, and for the past fiscal year, the financial performance factor has been based on achievement of a predetermined goal for economic value growth. This goal for economic value growth is approved by the Committee, after taking into consideration investor expectations, historical Company performance and expected continuous improvement.

      In addition to the above-referenced objective factors, the Compensation Committee has the right to adjust bonus payments based upon its evaluation of Dura’s performance relative to the overall economy and specific market considerations. This discretion is intended to better align potential plan payout as an indication of overall Company performance.

     Long-Term Equity Incentives

      The long-term equity incentives consist of awards under the 1998 Plan and the Company’s Deferred Income Leadership Stock Purchase Plan both administered by the Compensation Committee. Pursuant to the terms of the 1998 Plan, options are granted at an exercise price equal to Dura’s Class A Stock price on the date the options are granted. The Compensation Committee believes the 1998 Plan aligns management’s long-term interests with stockholder interests, as the ultimate compensation is based upon Dura’s stock performance. The Compensation Committee also believes the 1998 Plan is a cost effective method of providing key management with long-term compensation. The Compensation Committee approves the employees who participate in the 1998 Plan based upon recommendations by the Chairman of the Board of Directors and the Chief Executive Officer. The Compensation Committee determines the number of shares to be optioned to each employee based upon individual performance, responsibility and level of cash compensation. The Compensation Committee may also, based on the recommendation of the Board of Directors, approve the issuance of stock option agreements not in connection with the 1998 Plan. Pursuant to the Deferred Income Leadership Stock Purchase Plan, key leadership employees are selected by the Compensation Committee to participate in the plan. These employees are permitted to defer and invest all or part of his or her annual cash bonus in restricted stock units equivalent to shares of Dura’s Class A Stock. The Compensation Committee also believes that this Deferred Income Leadership Stock Purchase Plan aligns management’s long-term interests with stockholder interests.

      The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the Company’s Named Executive Officers. Certain compensation that qualifies as “performance-based” under IRS guidelines is not subject to this limit. Stock options granted under the Company’s 1998 Plan are designed to qualify as performance-based compensation thereby permitting the Company to deduct the related expenses. The Compensation Committee believes that these limitations should not cause the Company to be denied a deduction for 2001 compensation paid to the Named Executive Officers. The Compensation Committee will continue to work to structure components of its executive compensation to achieve the maximum deductibility under the Internal Revenue Code in a manner consistent with its compensation goals and the Company’s values.

     Chief Executive Officer Compensation

      The 2001 base salary of Karl F. Storrie, Dura’s CEO, of $690,000 was based upon market and competitive factors. The CEO’s annual cash bonus is determined in part based on the financial performance of Dura and in part on the performance of the CEO. As a result of the operating performance of the Company and its desire to control costs, no bonuses were paid in 2001. However, the Company granted Mr. Storrie 190,000 options during 2001.

      The foregoing report has been approved by all members of the Compensation Committee.

Compensation Committee:
Robert E. Brooker, Jr., Chairman
Jack K. Edwards
J. Richard Jones

PERFORMANCE GRAPH

      The following graph compares Dura’s cumulative total stockholder return since December 31, 1996 with the Nasdaq National Market Index and with the OEM Automotive Supplier Composite Index. The OEM Automotive Supplier Composite Index consists of the following: Amcast Industrial Corporation, Autoliv, Inc., ArvinMeritor, Inc., American Axle & Manufacturing Holdings, Borg-Warner Automotive, Inc., Collins & Aikman Corporation, Dana Corporation, Decoma International Inc., Donnelly Corporation, Delphi Automotive Systems, Dura Automotive Systems, Inc., Eaton Corporation, Federal-Mogul Corporation, Gentex Corporation, Hayes Lemmerz International, Inc., Intier Automotive Inc., Intermet Corporation, Johnson Controls, Inc., Lear Corporation, Methode Electronics, Inc., Magna International Inc., Modine Manufacturing Company, Shiloh Industries, Inc., Stoneridge Inc., STRATTEC Security Corporation, Superior Industries International Inc., TRW, Inc., Tesma International Inc., Tower Automotive, Inc. and Visteon Corporation. The comparison is based on the assumption that $100.00 was invested on December 31, 1996 in each of the Class A Stock, the Nasdaq National Market Index and the OEM Automotive Supplier Composite Index with dividends reinvested.

COMPARISON OF TOTAL RETURN

AMONG NASDAQ NATIONAL MARKET INDEX,
OEM AUTOMOTIVE SUPPLIER COMPOSITE INDEX
AND DURA AUTOMOTIVE SYSTEMS, INC.

[LINE GRAPH]

	DRRA	Nasdaq	OEM Suppliers

Dec. 1996	100.00	100.00	100.00
Dec. 1997	110.00	131.00	125.00
Dec. 1998	151.70	165.90	136.70
Dec. 1999	77.50	198.30	126.00
Dec. 2000	23.30	178.20	89.90
Dec. 2001	48.90	155.00	113.10

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Dura, Onex, J2R, Alkin, Scott D. Rued and certain other investors are parties to a Stockholders Agreement pursuant to which each party has agreed to vote his or its shares in the same manner that Onex votes its shares of Dura’s Common Stock.

      Dura, Onex and certain stockholders including J2R, Alkin, Scott D. Rued and Karl F. Storrie are parties to a registration agreement pursuant to which Dura has granted certain of its stockholders rights to register shares of Dura’s Common Stock.

      Dura paid fees to Hidden Creek of approximately $1.6 million in 2001 in connection with the amendment to Dura’s Credit Agreement, the offering of $158.5 million 9% Senior Subordinated Notes, the divestitures of

Australia, Thixotech and Plastics Products businesses and other business development services. Certain officers and employees of Hidden Creek continue to provide such services to Dura.

      In January 2002, the Company sold all of the assets of its plastic products business unit in an arms length transaction to Nyloncraft, Inc. for total proceeds of approximately $41 million. The controlling shareholder of Nyloncraft, Inc. is HKW Capital Partners II, L.P. (the “Fund”). Ralph R. Whitney, Jr., and James O. Futterknecht, Jr., members of the Company’s Board, are also members of the general partner of the Fund.

      In November 1999, the Company acquired a 25% membership interest in Automotive Aviation Partners LLC (“AAP”), the principal asset of which is a Falcon 50 airplane. S.A. Johnson owns a 75% membership interest in AAP. In connection with the transaction, the Company guaranteed indebtedness of AAP to Comerica Bank, such guarantee not to exceed $1.25 million, and Mr. Johnson guaranteed indebtedness of AAP not to exceed $3.75 million. Payments made by the Company in 2001 in connection with AAP’s debt financing were approximately $0.3 million.

      In connection with the transaction above, during 2001, Dura loaned approximately $1.2 million to AAP pursuant to a promissory note. The promissory note bears interest at the commercial prime lending rate with principal and interest due at the earlier of (a) October, 2002 or (b) sale of the Falcon 50 airplane. The note is guaranteed by S.A. Johnson, up to a maximum limit of $905,759.

SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2003 ANNUAL MEETING

      Proposals of stockholders intended to be presented at the Annual Meeting in 2003 must be received by the assistant secretary of Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, Michigan, 48309, not later than December 20, 2002 to be considered for inclusion in Dura’s 2003 Proxy materials. As of March 27, 2002, no proposals to be presented at the 2002 Annual Meeting had been received by Dura. If Dura receives notice of a Stockholder proposal after February 5, 2003, the persons named as proxies for the 2003 Annual Meeting of Stockholders will have discretionary voting authority to vote on that proposal at the meeting.

ADDITIONAL INFORMATION

      This solicitation is being made by Dura. All expenses of Dura in connection with this solicitation will be borne by Dura. Dura will request brokerage firms, nominees, custodians and fiduciaries to forward Proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and Dura’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

      Dura will furnish without charge to each person whose Proxy is being solicited, upon the written request of any such person, a copy of Dura’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to: Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, MN 55402.

      Please complete the enclosed Proxy and mail it in the enclosed postage-paid envelope as soon as possible.

By order of the Board of Directors,

/s/ David Bovee
David Bovee
Assistant Secretary

April 10, 2002

DURA AUTOMOTIVE SYSTEMS, INC.

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Dura Automotive Systems, Inc., (the “Company”), hereby appoints Scott D. Rued, Karl F. Storrie and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of the Class A Common Stock of the Company held of record by the undersigned on March 27, 2002 at the 2002 Annual Meeting of Stockholders of the Company to be held on May 21, 2002 at 1:00 p.m., Eastern Time, and at any and all adjournments thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the election of all nominees for Director.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

DURA AUTOMOTIVE SYSTEMS, INC. 2002 ANNUAL MEETING

1. Election of Directors:	1 — Robert E. Brooker, Jr. 3 — James O. Futterknecht, Jr. 5 — J. Richard Jones 7 — Scott D. Rued 9 — Ralph R. Whitney, Jr.	2 — Jack K. Edwards 4 — S.A. Johnson 6 — Eric J. Rosen 8 — Karl F. Storrie	FOR all nominees listed to the left (except as specified below)	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2002 Annual Meeting and at any adjournment or postponement thereof.

Check appropriate box Indicate changes below:		Date______________________	NO. OF SHARES
Address Change?	Name Change?

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DURA AUTOMOTIVE SYSTEMS, INC.

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Dura Automotive Systems, Inc., (the “Company”), hereby appoints Scott D. Rued, Karl F. Storrie and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of the Class B Common Stock of the Company held of record by the undersigned on March 27, 2002 at the 2002 Annual Meeting of Stockholders of the Company to be held on May 21, 2002 at 1:00 p.m., Eastern Time, and at any and all adjournments thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the election of all nominees for Director.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

DURA AUTOMOTIVE SYSTEMS, INC. 2002 ANNUAL MEETING

1. Election of Directors:	1 — Robert E. Brooker, Jr. 3 — James O. Futterknecht, Jr. 5 — J. Richard Jones 7 — Scott D. Rued 9 — Ralph R. Whitney, Jr.	2 — Jack K. Edwards 4 — S.A. Johnson 6 — Eric J. Rosen 8 — Karl F. Storrie	FOR all nominees listed to the left (except as specified below)	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2002 Annual Meeting and at any adjournment or postponement thereof.

Check appropriate box Indicate changes below:		Date______________________	NO. OF SHARES
Address Change?	Name Change?

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.